Exhibit 4.28. Form of Waiver Agreement with Laurus

WAIVER AGREEMENT

December 12, 2006

Reference is hereby made to (a) that certain Security Agreement dated as of September 7, 2005 (the “Closing Date”) by and among Laurus Master Fund, Ltd. (“Laurus”), American Technologies Group, Inc. (the “Company”) and the other subsidiaries of the Company named therein or which thereafter became a party thereto (the “Security Agreement”) and (b) the Ancillary Agreements (as defined in the Security Agreement) (the Security Agreement and the Ancillary Agreements, as each may be amended, restated, supplemented and modified from time to time, the “Agreements”). Capitalized terms used but not defined herein shall have the meanings given them in the Security Agreement.

WHEREAS, the Company was required to file the Registration Statement (as defined in the Registration Rights Agreement) with the SEC on or prior to the Filing Date under the terms of the Registration Rights Agreement;

WHEREAS, the Company filed the Registration Statement on November 8, 2005 and therefore failed to file the Registration Statement on or prior to the Filing Date (a “Filing Date Failure”) and, as a result thereof, the Company was required to pay to Laurus liquidated damages as determined in accordance with Section 2 of the Registration Rights Agreement (the “Initial Liquidated Damages”);

WHEREAS, as of the date hereof, the Company has not paid to Laurus the Initial Liquidated Damages;

WHEREAS, the Company withdrew the Registration Statement on or about November 23, 2005 (the “Withdrawal Date”) and, as a result of the occurrence and continuance of such Filing Date Failure, the Company is required to pay to Laurus liquidated damages as of the Withdrawal Date through the date the Company files a Registration Statement covering the Registrable Securities with the SEC as determined in accordance with Section 2 of the Registration Rights Agreement (the “Additional Liquidated Damages”);

WHEREAS, as of the date hereof, the Company has not filed a Registration Statement covering the Registrable Securities with the SEC nor has the Company paid to Laurus any of the Additional Liquidated Damages that have accrued and continue to accrue since the Withdrawal Date;

WHEREAS, certain Events of Default have occurred under (a) Section 19(a) of the Security Agreement as a result of the failure by the Company and its Subsidiaries named in the Security Agreement (together with the Company, the “Obligors”) to make principal payments to Laurus under Term Note A for the months of June, 2006 through December, 2006 (the “Existing Payment Default”), (b) Section 19(c) of the Security Agreement as a result of the failure by the Company to deliver to Laurus an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of each Obligor pursuant to Section 11(b) of the Security Agreement for the fiscal quarter ended October 31, 2006 (the “Existing Financial Reporting Default”) and (c) Section 19(c) of the Security Agreement as a result of the failure by the Company to deliver to Laurus copies of the Company’s 10-K for the fiscal year ended July 31, 2006 and the Company’s 10-Q for the fiscal quarter ended October 31, 2006 pursuant to Section 11(d) of the Security Agreement (the “Existing SEC Filings Default” together with the Existing Payment Default and the Existing Financial Reporting Default, collectively, the “Existing Defaults”); and

WHEREAS, the Obligors have requested, and Laurus has agreed, to waive on the terms and conditions set forth herein (the “Waiver”), (a) the obligation of the Company to pay to Laurus, as a result of the Filing Date Failures, all of (i) the Initial Liquidated Damages and the Additional Liquidated Damages that have accrued during the period commencing on the Withdrawal Date through and including the date hereof and (ii) the Additional Liquidated Damages that may accrue during the period commencing after the date hereof through and including January 30, 2007 and (b) the Existing Defaults.

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Subject to Section 4 hereof, Laurus hereby waives the obligation of the Company to pay to Laurus, as a result of the Filing Date Failures, all of (a) the Initial Liquidated Damages and the Additional Liquidated Damages that have accrued during the period commencing on the Withdrawal Date through and including the date hereof and (b) the Additional Liquidated Damages that may accrue during the period commencing after the date hereof through and including January 30, 2007 but not any Additional Liquidated Damages that may accrue thereafter.

2.  Subject to Section 4 hereof, Laurus hereby waives the Existing Payment Default; provided, however, such waiver does not, in any way, release the Obligors from their obligation to repay all amounts that remain unpaid under Term Note A (including, without limitation, the amounts under Term Note A that were not paid by the Obligors for the months of June, 2006 through December, 2006). Each Obligor hereby acknowledges, ratifies and confirms that the Obligors shall, jointly and severally, make (a) monthly principal payments to Laurus under Term Note A in the amount of $98,275 on the first Business Day of January, 2007 and each succeeding month thereafter until the Maturity Date (as defined in Term Note A), in each case, together with any accrued and unpaid interest thereon and (b) a principal payment to Laurus in an amount equal to the unpaid principal balance of Term Loan A on the Maturity Date (as defined in Term Note A), together with any accrued and unpaid interest thereon.

3.  Subject to Section 4 hereof, Laurus hereby waives the Existing Financial Reporting Default and the Existing SEC Filings Default.

4.  The Waiver set forth herein shall be effective upon the execution by each Obligor and Laurus of this Waiver Agreement and the receipt by Laurus of each Obligor’s executed counterpart to this Waiver Agreement.

5.  The Company hereby agrees that it shall (a) file a Registration Statement covering the Registrable Securities with the SEC on or prior to January 31, 2007, (b) cause such Registration Statement to be declared effective under the Securities Act on or prior to April 16, 2007, (c) deliver to Laurus the unaudited/internal balance sheet and statements of income, retained earnings and cash flows of each Obligor pursuant to Section 11(b) of the Security Agreement for the fiscal quarter ended October 31, 2006 on or prior to January 31, 2007 and (d) deliver to Laurus copies of the Company’s 10-K for the fiscal year ended July 31, 2006 and the Company’s 10-Q for the fiscal quarter ended October 31, 2006 pursuant to Section 11(d) of the Security Agreement on or prior to January 31, 2007. Each Obligor hereby acknowledges that the breach of this covenant shall constitute an automatic Event of Default and no cure or grace period shall be applicable thereto notwithstanding any other provision of the Agreements to the contrary.

6.  Each Obligor hereby represents and warrants to Laurus that, on the date hereof, after giving effect to this Waiver Agreement, (i) no Event of Default exists, (ii) all representations, warranties and covenants made by such Obligor in connection with the Agreements are true, correct and complete and (iii) all of such Obligor’s covenant requirements under the Agreements have been met.

7.  Except as expressly described above, this Waiver Agreement shall not constitute (a) a modification or an alteration of any of the terms, conditions or covenants of the Agreements, all of which remain in full force and effect, or (b) a waiver, release or limitation upon Laurus’ exercise of any of its rights and remedies thereunder, all of which are hereby expressly reserved. This Waiver Agreement shall not relieve or release any Obligor in any way from any of its duties, obligations, covenants or agreements under the Agreements or from the consequences of any Events of Default thereunder, except as expressly described above.

8.  This Waiver Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. Provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. This Waiver Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. This Waiver Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

OBLIGORS:
AMERICAN TECHNOLOGIES GROUP, INC.

/s/ William N. Plamondon, III, President

NORTH TEXAS STEEL COMPANY, INC.

/s/ Barry Ennis, President

OMAHA HOLDINGS CORP.

/s/ William N. Plamondon, III, President

LAURUS:

LAURUS MASTER FUND, LTD.

By: Laurus Capital Management, LLC

/s/ Lloyd Davis
Title: Chief Credit Officer